EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Davey Tree Expert Company pertaining to The Davey Tree Expert Company 2014 Omnibus Stock Plan of our report dated March 1, 2012 (relating to the financial statements of Davey Tree Expert Co. of Canada, Limited as of and for the year ended December 31, 2011, not presented separately herein), appearing in the Annual Report on Form 10-K of The Davey Tree Expert Company for the year ended December 31, 2013.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants

May 23, 2014
Burlington, Canada